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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM N-18F-1

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940.

                            NOTIFICATION OF ELECTION

          The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

          Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Houston and the state of Texas on the 22nd day of October, 2008.

            Signature:                 AIM VARIABLE INSURANCE FUNDS on behalf of

   AIM V.I. Basic Balanced Fund            AIM V.I. Government Securities Fund
     AIM V.I. Basic Value Fund                  AIM V.I. High Yield Fund
AIM V.I. Capital Appreciation Fund         AIM V.I. International Growth Fund
AIM V.I. Capital Development Fund            AIM V.I. Large Cap Growth Fund
     AIM V.I. Core Equity Fund                    AIM V.I. Leisure Fund
 AIM V.I. Diversified Income Fund           AIM V.I. Mid Cap Core Equity Fund
      AIM V.I. Dynamics Fund            AIM V.I. PowerShares ETF Allocation Fund
 AIM V.I. Financial Services Fund            AIM V.I. Small Cap Equity Fund
 AIM V.I. Global Health Care Fund               AIM V.I. Technology Fund
 AIM V.I. Global Real Estate Fund                AIM V.I. Utilities Fund


                                        By: /s/ John M. Zerr
                                            ------------------------------------
                                            (John M. Zerr)
                                            Senior Vice President
                                            (Title)


Attest: /s/ Stephen R. Rimes
        -----------------------------
        (Stephen R. Rimes)
        Assistant Secretary
        (Title)

          PERSONS WHO TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1846 (10-03)